                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]     Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[_]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
                      -----------------------------------
                (Name of Registrant as specified in its charter)

                               ----------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)   Proposed maximum aggregate value of transactions:
    (5)   Total fee paid.

--------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
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


[BIRMINGHAM STEEL COPRORATION LOGO]

Contacts: Roy Winnick/Roanne Kulakoff
          Kekst and Company
          212-521-4842 or 4837

                 BIRMINGHAM STEEL SENDS LETTER TO STOCKHOLDERS

BIRMINGHAM, Ala., October 29, 1999 - Birmingham Steel Corporation (NYSE: BIR) today said that it is sending the following letter and related material to its stockholders:

                                                         October 29, 1999

Dear Fellow Stockholder:

   Birmingham Steel is currently under attack by a small group of dissident stockholders who, with less than 8% of the Company's stock, want to take complete control of your Company, without paying you a change of control premium. This dissident group includes James Todd, former Chairman and CEO of Birmingham Steel, and John Correnti, formerly of Nucor Corporation and the dissident group's hand-picked choice to become your Company's new CEO. The dissident group wants to take over your Company by electing its nominees to your Company's Board. Before you vote on this critically important matter, we urge you to take a hard look at Todd and Correnti and at their records at Birmingham Steel and Nucor, respectively--and then ask yourself whether Todd and Correnti can bring any real value to Birmingham Steel or to your investment in its stock.

                           CAN YOU AFFORD JAMES TODD?

   In what has become an increasingly desperate attempt to take over your Company, the dissident group has launched a personal and no-holds-barred attack seeking to blame your current Board of Directors and management for the challenges Birmingham Steel has faced over the past three years. Indeed, the dissidents recently sent you a letter that was littered with half-truths and falsehoods about the actions and intentions of your Board of Directors, including a contemptible allegation of "blackmail" that is completely unfounded. What the dissident group has not told you--and hopes you will not find out--is that former CEO Todd and his senior management team were themselves primarily responsible for your Company's problems--problems that your current Board and management have spent the past three years addressing.

   In fact, James Todd's tenure as Birmingham Steel's Chairman and CEO (October 1991 to January 1996) was marked by bad decisions, bad execution and bad performance. Here are the facts about Birmingham Steel's performance under Todd's questionable "leadership":

  Fact #1: Massive Increase in Debt Caused by Todd. It was operational decisions and financial commitments made by the Todd management team--particularly decisions and commitments related to the SBQ division--that saddled your Company with a mountain of debt, damaged its earnings and greatly reduced its operational and financial flexibility. The dissident group's repeated attempts to blame the current Board of Directors and management for the Company's operational and financial challenges and the resulting impact on stockholder value is inappropriate, unfair and obviously self-serving.

  Fact #2: Stock Price Plunge Under Todd. During the last two years of Todd's tenure, Birmingham Steel's stock price plunged nearly 50%, from a high of $32.63 on March 18, 1994 to $16.38 on January 4, 1996,
           Todd's last day as CEO. Again, the dissidents' suggestion that the erosion of stockholder value began under the current Board and management is not correct.

  Fact #3: Inferior Performance of Core Operations Under Todd. The performance of the Company's core operations has shown substantial improvement since Todd left the Company, despite the worst industry conditions in over forty years.

   As outlined in the proxy materials previously mailed to you by Birmingham Steel, Todd's tenure as Chairman and CEO of the Company was marked by a series of errors of omission and commission, lack of business analysis, and ill-thought-out actions that led directly to many of the problems your Company has faced over the past three years. In light of this unimpressive record, Birmingham Steel and its stockholders cannot afford to let James Todd return to a position of power and influence at Birmingham Steel.

                             WHO IS JOHN CORRENTI?

   Until what appears to have been his forced resignation a few months ago, John Correnti was President and CEO of Nucor. He and two other dissident group nominees also sit on the Board of Directors of Harnischfeger Industries, a company that recently filed for bankruptcy.

   The dissident group's entire campaign is based on the presumption that Birmingham Steel needs "saving" and that John Correnti is the perfect savior. They ask you to believe that Correnti is the preeminent operator of steel mini-mills in the world and that he possesses remarkable managerial skills. The fact is, neither of these assertions is correct.

   What is true is that Correnti was such a failure at Nucor that the Nucor Board, we believe, finally forced him to resign. Here is what Nucor Chairman H. David Aycock was quoted as saying when Correnti was forced out of Nucor:*

     "The [Nucor] Board said things have to change. We could not have a company that was drifting ... There was no effort to develop a strategic plan to carry the company forward to the next century ... There [have] been no significant innovation and developments in the company since the very early 1990's." (Charleston Post and Courier, June 5, 1999)

                                     * * *

     "The earnings [at Nucor] have been declining. And the return on assets has been in decline for some time. Part of that was management style." (Business Journal of Charlotte, June 19, 1999)
                                     * * *
     "[Nucor has] had impulsive management for so long, but we're at a different plateau now." (Business Week, June 21, 1999)

   If John Correnti's operational and management skills were not good enough for Nucor, how can the dissident group possibly think they are good enough for you and Birmingham Steel?

--------
   * Permission to use the quotations cited in this letter was neither sought nor obtained.

       NUCOR STOCKHOLDERS PAID DEARLY FOR JOHN CORRENTI--WHY SHOULD YOU?

   Poor performance and poor management style do not come without a price. When Correnti became Nucor's CEO on January 2, 1996, Nucor's stock was trading at $56.75. When Correnti left Nucor on June 4, 1999, Nucor's stock was trading at $46.44, a decrease of approximately 18%. During the same period of time, the S&P 500 Index was increasing by approximately 114% and the Dow Jones Industrial Average was increasing by approximately 109%.

   And Correnti--in addition to the operational and management problems that culminated in his departure from Nucor--would come to Birmingham Steel with a very high price tag. This is what the dissident group already has agreed to have your Company pay Correnti if they take control of your Board:

  Annual Base Salary............................................... $   600,000
  Estimated Annual Bonus in Year 2000**............................   1,080,000
  1,000,000 Below-Market Stock Options***..........................   1,625,000
                                                                    -----------
                                                                    $ 3,305,000
                                                                    ===========

                     THE FUTURE OF BIRMINGHAM STEEL UNDER
                 THE CURRENT BOARD AND MANAGEMENT LOOKS BRIGHT

   The good news for Birmingham Steel and the value of your investment is that the future looks bright for your Company. Under the leadership of your Company's highly experienced and dedicated Board of Directors--which includes eight independent directors, five of whom have served as CEO of ASARCO, Eaton, LTV, Texaco and Union Carbide--and an equally experienced and dedicated management team, Birmingham Steel has made significant progress in fixing the problems of the past. While much remains to be done, we believe that our recently announced strategic restructuring--which we expect to complete by no later than May 2000--is a major step forward in positioning the Company for increased operational and financial success and increased stockholder value both near and long term. This restructuring program--which the dissident group opposes--will allow Birmingham Steel to focus on our strong and profitable core mini-mill and scrap operations, reduce debt and minimize any future impact of the SBQ division.

   Moreover, we are already beginning to see the positive effect of the restructuring. Recently, Birmingham Steel announced net income for its first fiscal quarter ended September 30, 1999 of $5.8 million or $0.19 per share. Excluding start-up expenses at the Cartersville plant, net income for the quarter was $8.4 million or $0.28 per share.

                               ----------------

   The fate of Birmingham Steel and the value of your investment are in your hands. You can vote for an experienced and dedicated incumbent Board and management team or turn control over to a group that includes Todd, Correnti and their slate of Board nominees, seven of whom have no steel industry experience. You can vote for an incumbent Board and
--------
   ** Bonus is equal, per Correnti's contract with the dissident group, to 1% of estimated earnings from core operations before interest, taxes, depreciation and amortization. Calculation excludes earnings from assets held for sale.
   *** Calculated on the basis of current market value of shares of Birmingham Steel common stock ($6.50 per share on October 27, 1999), less the exercise price of the options ($4.875 per share).

management that have developed a well-thought-out strategic restructuring program that includes the sale of the SBQ division--or for a dissident group that wants to keep SBQ indefinitely and keep pouring untold millions of your money into it.

   IN SHORT, THE CHOICE IS YOURS. YOU CAN REJECT THE TODD-CORRENTI DISSIDENT GROUP AND THEIR NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD TODAY. WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARD SENT TO YOU BY THE DISSIDENT GROUP.

   We thank you for your thoughtful attention to these important issues, and for your continued confidence and support.

                            Sincerely,


                            /s/ Robert A. Garvey
                            ------------------------------------
                            ROBERT A. GARVEY
                            Chairman and Chief Executive Officer

                                   IMPORTANT

    VOTE FOR A BOARD OF DIRECTORS THAT IS COMMITTED TO BUILDING THE VALUE OF
                     BIRMINGHAM STEEL FOR ALL STOCKHOLDERS!

 WE STRONGLY URGE YOU TO VOTE FOR THE COMPANY'S BOARD OF DIRECTORS BY SIGNING,
           DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY!

   If you have any questions or need assistance in voting your shares, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833

                          SETTING THE RECORD STRAIGHT

   In their letters and press releases, the dissident group calling itself The United Company Shareholder Group makes numerous assertions and allegations that we believe are misrepresentations of fact. It is clear to us that, in their desperation to take control of the Company, the dissidents have been more than willing to play fast and loose with reality. For the benefit of our stockholders, we offer the following examples of the dissident group's assertions and the corresponding facts as we know and understand them.

            United Group Assertions                 Birmingham Steel Facts
            -----------------------                 ----------------------
 1.  Birmingham Steel might not receive an  Birmingham Steel received an unqualified opinion from its auditors  unqualified opinion from its auditors

 2.  Birmingham Steel has only $235 million Birmingham Steel has $250 million of
     of availability under its revolving    availability today, which will
     credit facility through December 31,   increase incrementally to $300
     1999                                   million, effective January 1, 2000

 3.  Birmingham Steel has "sub-standard"    Birmingham Steel's core mini-mills and
     management                             scrap operations are strong and
                                            profitable, despite some of the worst
                                            industry conditions in many years

                                            Performance of the core operations
                                            under current management is
                                            demonstrably better than under Todd's
                                            management

                                            Birmingham Steel's prior losses are
                                            primarily attributable to the SBQ
                                            division, were caused by misguided
                                            strategic and operational decisions
                                            made by the Todd management team and
                                            should now be a thing of the past as
                                            the strategic restructuring is
                                            implemented and completed

 4.  John Correnti is the world's premiere  The Board of Nucor--a mini-mill
     mini-mill operator                     operation--decided that Correnti was
                                            not right for the job of running Nucor

                                            Nucor's equity did not grow--it
                                            shrank--while Correnti was CEO at
                                            Nucor

                                            Correnti has little experience with
                                            SBQ products and, to our knowledge, no
                                            experience operating a leveraged
                                            company

 5.  The United Group has a "plan" for      Hiring unidentified management and
     Birmingham Steel                       consultants and hoping they will find
                                            a way to make SBQ work is not a plan
                                            "Fixing" SBQ is the wrong plan;
                                            the Company does not have the
                                            financial resources to continue
                                            to fund the SBQ operations
                                            indefinitely

 6.  SBQ division is easily "fixable" for   Significant capital--perhaps as
     no more than $15 million               much as $100 million--would be
                                            needed to make the SBQ division
                                            operationally competitive
                                            The issue at the SBQ division is
                                            resource availability, not
                                            managerial expertise

             United Group Assertions               Birmingham Steel Facts
             -----------------------               ----------------------
 7.  Continuing to retain and operate SBQ is Continuing to operate the SBQ
     a no-risk proposition                   division would seriously
                                             jeopardize the Company's
                                             financial health

 8.  Defaults under financing agreements     Costs attributable to the SBQ
     have caused Birmingham Steel's problems division are responsible for
                                             Birmingham Steel's high debt
                                             levels and the terms of its
                                             financing arrangements

 9.  Birmingham Steel's current Board is     Todd was the sponsor of the SBQ
     responsible for SBQ                     acquisition
                                             Six of Birmingham's nine current
                                             directors were not directors when
                                             the acquisition of SBQ was
                                             approved

 10. Decision to invest in American Iron     Detailed letter of intent for AIR
     Reduction (AIR) joint venture was made  joint venture was signed by Todd
     by current management                   in August 1995--prior to current
                                             management's joining Birmingham
                                             Steel. Also, financing
                                             arrangements were put in place by
                                             CFO appointed by Todd--not
                                             current CFO

 11. Birmingham Steel has misled             Defects in caster were not known,
     shareholders about the Memphis          or knowable, until production
     operations                              levels reached the 50,000 ton per
                                             month operating rate earlier this
                                             year

 12  Birmingham Steel has over-spent for     Cost for Cartersville
     Cartersville                            significantly below "greenfield"
                                             cost of new mill
                                             Dissident group's comments
                                             demonstrate their lack of
                                             understanding of Cartersville's
                                             importance to Birmingham Steel's
                                             future

 13. Birmingham Steel is "blackmailing"      Lenders normally require change
     shareholders with change of control     of control provisions and, as the
     provisions                              dissidents know, the lenders
                                             refused Birmingham Steel's
                                             request to delete these
                                             provisions from the Company's
                                             financing agreements

 14. Bob Garvey has no interest in           As the beneficial owner of
     Birmingham Steel post-retirement        264,782 shares of Birmingham
                                             Steel stock, Bob Garvey has, and
                                             will continue to have, a
                                             significant personal stake in
                                             Birmingham Steel's future

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."